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EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

BRISTOL-MYERS SQUIBB COMPANY,

KB ACQUISITION CORP.

and

KOSAN BIOSCIENCES INCORPORATED

dated as of May 28, 2008

TABLE OF CONTENTS

ARTICLE I

The Offer

Page
SECTION 1.01. The Offer	1
SECTION 1.02. Company Actions	3
SECTION 1.03. Top-Up Option	4

ARTICLE II

The Merger

SECTION 2.01. The Merger	5
SECTION 2.02. Closing	5
SECTION 2.03. Effective Time of the Merger	5
SECTION 2.04. Effects of the Merger	5
SECTION 2.05. Certificate of Incorporation and Bylaws	5
SECTION 2.06. Directors	5
SECTION 2.07. Officers	5

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 3.01. Effect on Capital Stock	6
SECTION 3.02. Exchange of Certificates	7

ARTICLE IV

Representations and Warranties

SECTION 4.01. Representations and Warranties of the Company	8
SECTION 4.02. Representations and Warranties of Parent and Sub	30

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business	32
SECTION 5.02. No Solicitation	36
SECTION 5.03. WARN Act Matters	39

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement; Stockholders Meeting	39
SECTION 6.02. Access to Information; Confidentiality	40
SECTION 6.03. Reasonable Best Efforts; Consultation and Notice	40
SECTION 6.04. Equity Awards	42

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger	46

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination	47
SECTION 8.02. Effect of Termination	48
SECTION 8.03. Amendment	48
SECTION 8.04. Extension; Waiver	48

ARTICLE IX

General Provisions

EXHIBIT A	Conditions to the Offer
EXHIBIT B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

GLOSSARY

Term	Section
Acquisition Agreement	5.02(b)
Additional ESPP Shares	4.01(c)(vi)
Adverse Recommendation Change	5.02(b)
Adverse Recommendation Change Notice	5.02(b)
affiliate	9.03(a)
Agreement	Preamble
Appraisal Shares	3.01(d)
Arrangements	4.01(q)
Biologic	4.01(v)(i)
business day	9.03(b)
CEFF Shares	4.01(c)(ii)
Certificate	3.01(c)
Certificate of Merger	2.03
Closing	2.02
Closing Date	2.02
Code	1.01(d)
Commonly Controlled Entity	4.01(m)(i)
Company	Preamble
Company Benefit Agreement	4.01(m)(i)
Company Benefit Plan	4.01(m)(i)
Company Bylaws	4.01(a)
Company Certificate	2.05(a)
Company Common Stock	Recitals
Company Disclosure Schedule	4.01
Company Personnel	4.01(i)(A)(iii)
Company Preferred Stock	4.01(c)(i)
Company Rights	4.01(c)(i)
Company RSUs	4.01(c)(ii)
Company SEC Documents	4.01(e)(i)
Company Specified Representations	Exhibit A
Company Stock Options	4.01(c)(ii)
Company Stock Plans	4.01(c)(ii)
Company Warrant	4.01(c)(ii)
Compensation Committee	4.01(q)
Confidentiality Agreement	1.02(c)
Contract	4.01(d)
Covered Product Candidates	4.01(p)(i)
Covered Securityholders	4.01(q)
Current ESPP Shares	4.01(c)(vi)
DGCL	2.01
Drug	4.01(v)(i)
Effective Time	2.03
Employment Compensation Arrangement	4.01(q)
Environmental Claims	4.01(k)(ii)
Environmental Law	4.01(k)(ii)
Environmental Permit	4.01(k)(ii)
ERISA	4.01(m)(i)
Event	9.03(d)

Exchange Act	1.01(a)
FDA	4.01(j)
FDCA	4.01(j)
Filed Company SEC Documents	4.01(e)(i)
GAAP	4.01(e)(i)
Governmental Entity	4.01(d)
Grant Date	4.01(c)(v)
Hazardous Materials	4.01(k)(ii)
HSR Act	4.01(d)
IND	4.01(v)(i)
indebtedness	4.01(e)(i)
Independent Director	4.01(d)
Information Statement	4.01(d)
Intellectual Property Rights	4.01(p)(i)
Judgment	4.01(d)
Kingsbridge	4.01(c)(ii)
knowledge	9.03(c)
Law	4.01(d)
Leased Real Property	4.01(o)(i)
Legal Restraints	7.01(c)
Liens	4.01(b)
Material Adverse Effect	9.03(d)
Material Contract	4.01(i)(B)
Merger	Recitals
Merger Consideration	3.01(c)
Minimum Tender Condition	Exhibit A
NASDAQ	4.01(c)(v)
New Exercise Date	6.04(a)(iii)
Offer	Recitals
Offer Closing	1.01(a)
Offer Closing Date	1.01(a)
Offer Conditions	1.01(a)
Offer Documents	1.01(b)
Offer Price	Recitals
Parent	Preamble
Parent Independent Director	6.09(b)
Paying Agent	3.02(a)
PCAOB	5.01(a)(xiv)
Permits	4.01(j)
Permitted Liens	4.01(i)(A)(vi)
person	9.03(e)
Proxy Statement	4.01(d)
Purchase Plan	4.01(c)(ii)
Release	4.01(k)(ii)
Representatives	5.02(a)
Rights Agreement	4.01(c)(i)
Schedule 14D-9	1.02(b)
SEC	1.01(a)
Section 262	3.01(d)
Securities Act	4.01(e)(i)

Social Security Act	4.01(v)(v)
SOX	4.01(e)(i)
Specified Contracts	4.01(u)(i)
Specified Parachute Payments	4.01(m)(v)
Specified Stockholders	Recitals
Standstill Agreement	5.02(a)
Stockholder Agreement	Recitals
Stockholder Approval	4.01(d)
Stockholders Meeting	6.01(b)
Sub	Preamble
Subsidiary	9.03(f)
Superior Proposal	5.02(a)
Superior Proposal Notice	5.02(b)
Surviving Corporation	2.01
Tail Period	6.05(c)
Takeover Proposal	5.02(a)
tax return	4.01(n)(ix)
taxes	4.01(n)(ix)
taxing authority	4.01(n)(ix)
Termination Date	8.01(b)(i)
Termination Fee	6.06(b)
Top-Up Option	1.03(a)
Top-Up Shares	1.03(a)
Transaction Agreements	Recitals
Transaction Claims	6.03(b)(i)(D)
Uncured Inaccuracy	9.03(g)
WARN Act	4.01(l)

v

          AGREEMENT AND PLAN OF MERGER dated as of May 28, 2008 (this "Agreement"), by and among Bristol-Myers Squibb Company, a Delaware corporation ("Parent"), KB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Kosan Biosciences Incorporated, a Delaware corporation (the "Company").

        WHEREAS Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), including the associated Company Rights, at a price per share of Company Common Stock (including the associated Company Rights) of $5.50 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the "Offer Price"), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS the Boards of Directors of each of the Company and Sub have approved the merger of Sub with and into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

        WHEREAS concurrently with the execution and delivery of this Agreement Parent, Sub and certain stockholders of the Company (the "Specified Stockholders") are entering into an agreement (the "Stockholder Agreement" and, together with this Agreement, the "Transaction Agreements") pursuant to which the Specified Stockholders will agree to take specified actions in furtherance of the Offer and the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Offer

        SECTION 1.01.    The Offer.    (a) Subject to the conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Offer. The obligations of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the "Offer Conditions"). The initial expiration date of the Offer shall be midnight, New York City time, on the 20th business day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act). Sub expressly reserves the right to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company (unless the Company takes any action contemplated by Section 5.02(b)), Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner materially adverse to any holders of Company Common Stock, (v) except as otherwise provided in this Section 1.01(a), extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner materially adverse to any holders of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, Sub may, in its discretion, without consent of the Company, (A) without limiting Parent's or Sub's obligations under the following sentence, extend the Offer on one or more occasions for any period ending no later than the Termination Date, if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall not be satisfied, until such time as such conditions are satisfied or waived and (B) extend the Offer for any period ending no later than the Termination Date required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Parent and Sub agree that if not all of the Offer Conditions are satisfied or, in Sub's sole discretion, waived on any then-scheduled expiration date of the Offer, then, provided that all such conditions are reasonably capable of being satisfied by the Termination Date and subject to the rights of Parent under Article VIII, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) business days each, for an aggregate period of time ending no later than the Termination Date that Parent reasonably believes is necessary for such conditions to be satisfied, until such time as such conditions are satisfied; provided, however, that Sub shall not be required to extend the Offer beyond the Termination Date. In any event, the Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.01(a)), unless this Agreement is validly terminated in accordance with Article VIII. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 1.01(d)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration date of the Offer (as it may be extended and re-extended in accordance with this Section 1.01(a)). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the "Offer Closing", and the date on which the Offer Closing occurs is referred to in this Agreement as the "Offer Closing Date". Sub expressly reserves the right to, in its sole discretion, extend the Offer for a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act following the Offer Closing, and the Offer Documents may, in Sub's sole discretion, provide for such a reservation of right.

        (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company shall promptly furnish to Parent and Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Sub shall give reasonable consideration to any such comments.

        (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer, and shall cause Sub to perform, on a timely basis, all of Sub's obligations under this Agreement.

        (d) Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over by Sub to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Sub.

        SECTION 1.02.    Company Actions.    (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by the Transaction Agreements.

        (b) On or as promptly as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the "Schedule 14D-9") containing the recommendation described in Section 4.01(d) and shall mail the Schedule 14D-9 to the stockholders of the Company. Parent and Sub shall promptly furnish to the Company all information concerning Parent and Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company contained in the Schedule 14D-9.

        (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by the Transaction Agreements, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality Agreement dated April 9, 2008 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), shall use such information only in connection with the Offer and the

Merger and, if this Agreement shall be terminated, shall, upon request, destroy all copies of such information then in their possession or control.

        SECTION 1.03.    Top-Up Option.    (a) The Company hereby grants to Sub an irrevocable option (the "Top-Up Option"), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares (determined on a fully diluted basis for all outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock outstanding on the date of determination); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding) and (ii) the issuance of the Top-Up Shares shall not require approval of the Company's stockholders under applicable Law (including the rules of NASDAQ). The Top-Up Option shall be exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the condition that no Legal Restraint that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect.

        (b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. In the event Sub wishes to exercise the Top-Up Option, Sub shall give the Company at least three (3) business days prior written notice, specifying (i) the number of shares of the Company Common Stock directly or indirectly owned by Parent at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Sub to the Company therefor shall be paid to the Company (i) in cash, by wire transfer or cashier's check or (ii) by issuance by Sub to the Company of a promissory note on terms reasonably satisfactory to the Company.

        (c) Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub is, and will be, upon the purchase of the Top-Up Shares, an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

The Merger

        SECTION 2.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the

"DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent (the "Surviving Corporation").

        SECTION 2.02.    Closing.    The closing of the Merger (the "Closing") will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company, at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 2.03.    Effective Time of the Merger.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        SECTION 2.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 2.05.    Certificate of Incorporation and Bylaws.    (a) The Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") shall be amended at the Effective Time to read in the form of Exhibit B hereto and, as so amended, the Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 2.06.    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 2.07.    Officers.    The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations;
Exchange of Certificates

        SECTION 3.01.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, or the holder of any shares of capital stock of Parent or Sub:

          (a)    Capital Stock of Sub.    Each share of common stock of Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 3.01(b) and (ii) except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive from the Surviving Corporation, in cash and without interest, the Offer Price paid in the Offer (the "Merger Consideration"). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 3.02(f) and any applicable tax Law.

          (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the "Appraisal Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive from the Surviving Corporation, in cash and without interest, the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding anything in this Agreement to the contrary, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive from the Surviving Corporation, in cash and without interest, the Merger Consideration as provided in Section 3.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

          (e)    Adjustment Events.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate.

        SECTION 3.02.    Exchange of Certificates.    (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.02(g).

        (b) Exchange Procedure.    As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

        (c) No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.

        (d) No Liability.    None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (e) Lost Certificates.    If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

        (f) Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Appraisal Shares) to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

        (g) Termination of Fund.    At any time following the date six (6) months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 3.02(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE IV

Representations and Warranties

        SECTION 4.01.    Representations and Warranties of the Company.    Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a)    Organization, Standing and Corporate Power.    Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to be in good standing (except with respect to the Company), have such power or authority or possess such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its Amended and Restated Bylaws (the "Company Bylaws"), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of, and resolutions approved and adopted at, all meetings of the stockholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2005 and prior to the date hereof.

          (b)    Subsidiaries.    Section 4.01(b) of the Company Disclosure Schedule lists as of the date hereof each Subsidiary of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current taxes not yet due and payable) (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

          (c)    Capital Structure.    (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"), of which 1,000,000 shares of Company Preferred Stock were designated by the Board of Directors of the Company as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights (the "Company Rights") under the Rights Agreement dated as of October 5, 2001, between the Company and Mellon Investor Services LLC, as rights agent (the "Rights Agreement").

          (ii) At the close of business on May 27, 2008, (A) 42,656,290 shares of Company Common Stock were issued and outstanding, (B) 118,916 shares of Company Common Stock were held by the Company in its treasury, (C) 8,433,753 shares of Company Common Stock were reserved and available for issuance pursuant to the 2006 Equity Incentive Plan of the Company, the 1996 Stock Option Plan of the Company and the 2000 Non-Employee Director Stock Option Plan of the Company (such plans, together with the 2000 Employee Stock Purchase Plan of the Company (the "Purchase Plan"), the "Company Stock Plans"), of which 3,888,806 shares of Company Common Stock were subject to outstanding options (other than rights under the Purchase Plan) to acquire shares of Company Common Stock from the Company (such options, together with any other options to acquire shares of Company Common Stock from the Company granted after May 27, 2008 under the Company Stock Plans or otherwise, the "Company Stock Options") and 469,505 shares of Company Common Stock were subject to outstanding restricted stock units with respect to Company Common Stock (such restricted stock units, together with any other restricted stock units with respect to Company Common Stock granted after May 27, 2008 under the Company Stock Plans or otherwise, the "Company RSUs"), (D) 178,638 shares of Company Common Stock were reserved and available for issuance pursuant to the Purchase Plan, (E) 6,109,517 shares of Company Common Stock (such shares, the "CEFF Shares") were reserved and available for issuance pursuant to the terms of that certain Common Stock Purchase Agreement, dated as of July 19, 2006, by and between the Company and Kingsbridge Capital Limited ("Kingsbridge"), (F) 285,000 shares of Company Common Stock were subject to an outstanding warrant issued to Kingsbridge with an exercise price of $4.94 per share (the "Company Warrant") and (G) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares.

          (iii) Since the close of business on May 27, 2008, (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options, the Company Warrant and rights under the Purchase Plan and the settlement of Company RSUs, in each case outstanding as of the close of business on May 27, 2008, and only if and to the extent required by their terms as in effect on such date, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or "phantom" stock awards with respect to, any such stock, interests or securities, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than rights under the Purchase Plan.

          (iv) There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer imposed by the Company. All outstanding Company Stock Options and Company RSUs have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, contract, agreement or arrangement providing for the grant of options to acquire shares of Company Common Stock by the Company or any of its Subsidiaries. Section 4.01(c)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list, as of May 27, 2008, of (A) all outstanding Company Stock Options, the number of shares of Company Common Stock subject to each such Company Stock Option, the grant date, expiration date, exercise price per share and vesting schedule thereof and the name of the holder thereof and an indication of whether or not such holder is a current employee of the Company or any of its Subsidiaries and whether or not such Company Stock Option is intended to qualify as an incentive stock option under Section 422 of the Code and (B) all shares of Company Common Stock that are subject to outstanding Company RSUs, the grant date and vesting schedule of each Company RSU and name of the holder thereof and an indication of whether or not such holder is a current employee of the Company or any of its Subsidiaries. All Company Stock Options and Company RSUs are evidenced by stock option agreements, restricted stock unit agreements or other award agreements, in each case substantially in the forms made available to Parent or as filed as exhibits to the Filed Company SEC Documents, except that the forms of such agreements differ with respect to the number of Company Stock Options, Company RSUs or shares covered thereby, the exercise price (if applicable), vesting schedule and expiration date applicable thereto and other similar terms, provided that no stock option agreement, restricted stock unit agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms.

          (v) With respect to the Company Stock Options, (A) each Company Stock Option intended to qualify as an "incentive stock option" under Section 422 of the Code so qualifies, (B) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (C) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of The NASDAQ Stock Market LLC ("NASDAQ"), (D) the per share exercise price of each Company Stock Option was equal to the fair market value (as defined in the Company Stock Plans) of a share of Company Common Stock on the applicable Grant Date and (E) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

          (vi) As of the close of business on May 27, 2008, there were outstanding Company Stock Options to purchase 1,343,561 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $3.76 per share. As of the close of business on May 27, 2008, (A) 102,203 shares of Company Common Stock were subject to outstanding rights under the Purchase Plan based on payroll information for the period ended May 15, 2008 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the Purchase Plan on the last day of the offering period in effect under the Purchase Plan on the date hereof will be equal to the Merger Consideration and that payroll deductions continue at the current rate through September 30, 2008) (the "Current ESPP Shares") and (B) up to a maximum of 76,435 shares of Company Common Stock in addition to the Current ESPP Shares (the "Additional ESPP Shares") could be subject to outstanding rights under the Purchase Plan based on payroll information for the period ended May 15, 2008 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the Purchase Plan on the last day of the offering period in effect under the Purchase Plan on the date hereof will be equal to the Merger Consideration and that payroll deductions increase as permitted by the terms of the Purchase Plan through September 30, 2008), resulting in a potential increase in the aggregate Merger Consideration payable for the Additional ESPP Shares of up to approximately $320,000 after giving effect to the purchase price per share of the Additional ESPP Shares. Each Company Stock Option and each Company RSU may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a)(i) or 6.04(a)(ii), as applicable, and all rights to purchase shares of Company Common Stock under the Purchase Plan may, by their terms, be treated in accordance with Section 6.04(a)(iii). No holder of a Company Stock Option or Company RSU or right to purchase shares of Company Common Stock under the Purchase Plan is entitled to any treatment of such Company Stock Option or Company RSU or right to purchase shares of Company Common Stock under the Purchase Plan other than as provided in Section 6.04(a), and after the Closing no holder of a Company Stock Option or Company RSU (or former such holder) shall have the right to acquire any capital stock of the Company or any other equity interest therein.

          (vii) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Warrant, Company Stock Options or the Company RSUs or rights under the Purchase Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote. Except as set forth above in this Section 4.01(c) and for shares of Company Common Stock issued or to be issued upon the exercise or settlement of Company Stock Options, Company RSUs and the Company Warrant and included in clauses (C) and (F), as applicable, of Section 4.01(c)(ii), as of May 27, 2008, (A) there were not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or "phantom" stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or other rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof and (B) there were not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting or other agreement with respect to the voting of any such securities and, to the knowledge of the Company, as of the date hereof, there are no irrevocable proxies and no voting agreements, other than those contemplated by the Transaction Agreements, with respect to any such securities.

          (d)    Authority; Noncontravention.    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by the Transaction Agreements, assuming the accuracy of the representations and warranties of Parent and Sub in Section 4.02(f) and subject, in the case of the Merger if required by applicable Law, to the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock in favor of adopting this Agreement (the "Stockholder Approval"), and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by the Transaction Agreements and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Agreements, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by the Transaction Agreements, assuming the accuracy of the representations and warranties of Parent and Sub in Section 4.02(f) and subject, in the case of the Merger if required by applicable Law, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Transaction Agreements on the terms and subject to the conditions set forth therein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company's stockholders, (iv) recommending that the Company's stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement and (v) determining that each member of the Compensation Committee approving any employment compensation, severance or other employee benefit arrangement as set forth in Section 4.01(q) is an "independent director" within the meaning of NASDAQ Rule 4200(a)(15) (an "Independent Director"), which resolutions, except to the extent permitted by Section 5.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by the Transaction Agreements and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to (i) the accuracy of the representations and warranties of Parent and Sub in Section 4.02(f), (ii) the Stockholder Approval and (iii) the governmental filings and the other matters referred to in the following sentence, any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a "Law") or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a "Judgment"), in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Board of Directors have taken all action necessary to (i) render the Company Rights inapplicable to the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Rights Agreement) by reason of the Transaction Agreements, the Offer, the Merger or any other transaction contemplated by the Transaction Agreements, (B) a "Distribution Date" (as defined in the Rights Agreement) shall not occur, and the Company Rights to purchase Series A Junior Participating Preferred Stock shall not become exercisable, by reason of the Transaction Agreements, the Offer, the Merger or any other transaction contemplated by the Transaction Agreements and (C) the Company Rights shall expire, and the Final Expiration Date (as defined in the Rights Agreement) shall occur, immediately prior to the Effective Time. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements or the compliance by the Company with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the "HSR Act"), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement, if required by applicable Law (as amended or supplemented from time to time, the "Proxy Statement"), (C) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the "Information Statement") and (D) such reports under the Exchange Act as may be required in connection with the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of NASDAQ and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

          (e)    Company SEC Documents.    (i) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since January 1, 2005 (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, "SOX") applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2005 (excluding all letters received from the SEC indicating that the SEC would not be reviewing any registration statement filed with the SEC by the Company), and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. The Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property outside of the ordinary course of business or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (collectively, "indebtedness").

          (ii) Each of the principal executive officer of the Company and principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX, except for broker-assisted "cashless" exercise programs in connection with Company Stock Options conducted in accordance with Regulation T issued by the Board of Governors of the Federal Reserve System.

          (iii) The Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company's financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements.

          (iv) The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

          (v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

          (vi) Since January 1, 2005, the Company has not received any oral or written notification of any "material weakness" in the Company's internal control over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which the Company's independent accountants certify has not been appropriately and adequately remedied by the Company, other than, in the case of any "significant deficiencies", any such deficiency which individually or in the aggregate has not had or would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

          (f)    Information Supplied.    None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, in the case of the Schedule 14D-9, the Information Statement and the Offer Documents, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

          (g)    Absence of Certain Changes or Events.    Except to the extent readily apparent from disclosure in the Filed Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature), between December 31, 2007 and the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and during such period there has not been any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to the second sentence of Section 5.01(a) of this Agreement.

          (h)    Litigation.    There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective assets or properties that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Company's knowledge, any investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

          (i)    Contracts.    (A) Section 4.01(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each of the Contracts described below in this Section 4.01(i)(A) that are in effect as of the date of this Agreement:

            (i) each Contract to which the Company or any of its Subsidiaries is a party that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete with any person in any area or to engage in any activity or business;

            (ii) each Contract to which the Company or any of its Subsidiaries is a party providing for exclusivity or any substantially similar requirement or that (1) restricts the Company or any of its Subsidiaries in any material respect or (2) after the Effective Time would restrict Parent or any of its Subsidiaries in any material respect, in each case with respect to the development, manufacture, marketing or distribution of their respective services, products or product candidates, including Covered Product Candidates, or with respect to the granting of licenses or otherwise with respect to the operation of their businesses;

            (iii) each Contract to which the Company or any of its Subsidiaries is a party with (1) any affiliate of the Company or any of its Subsidiaries, (2) any current director, officer or employee of the Company or any of its Subsidiaries (each, a "Company Personnel") (other than the Company Benefit Plans and the Company Benefit Agreements) or (3) any person known by the Company to be an affiliate of any Company Personnel;

            (iv) each Contract to which the Company or any of its Subsidiaries is a party under which the Company or any of its Subsidiaries has incurred any material indebtedness;

            (v) each Contract to which the Company or any of its Subsidiaries is a party (other than the Company Benefit Plans and the Company Benefit Agreements) under which the Company or any of its Subsidiaries has agreed to issue, deliver, sell, pledge, encumber or grant registration rights in respect of any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, "phantom" stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof;

            (vi) each Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien, other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or landlords', carriers', warehousemen's, mechanics', repairmen's, workers' and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (4) Liens securing equipment subject to any lease required to be capitalized on the Company's balance sheet in accordance with GAAP and (5) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby (collectively, "Permitted Liens");

            (vii) each Contract to which the Company or any of its Subsidiaries is a party granting the other party to such Contract or a third party "most favored nation" pricing or terms that

    (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation;

            (viii) each Contract to which the Company or any of its Subsidiaries is a party containing any "non-solicitation", "no-hire" or substantially similar provision that restricts in any material respect the Company or any of its Subsidiaries;

            (ix) each Contract to which the Company or any of its Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar material arrangement, including each material Contract relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion, manufacturing or other commercial activities by the Company or any of its Subsidiaries or by third parties, and each material Contract with any contract research organizations, laboratory testing companies, medical institutions, clinical investigators, contract manufacturing organizations and third party manufacturers;

            (x) each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Entity;

            (xi) each Contract to which the Company or any of its Subsidiaries is a party with any beneficial owner of any shares of Company Common Stock, or securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any shares of Company Common Stock, where such Contract provides for consideration payable to such beneficial owner or any of its affiliates as a result of the tender of the shares of Company Common Stock beneficially owned by such beneficial owner in the Offer;

            (xii) each Contract that governs or otherwise applies to the Intellectual Property Rights owned by, licensed by, licensed to, used by or held for use by the Company or any of its Subsidiaries (excluding: (1) non-disclosure or confidentiality agreements entered into in the ordinary course of business consistent with past practice; (2) Contracts entered into in the ordinary course of business consistent with past practice with independent contractors, consultants, contract research organizations, laboratory testing companies, medical institutions, clinical investigators, contract manufacturing organizations, third party manufacturers and other vendors not otherwise required to be disclosed pursuant to any other subsection of this Section 4.01(i)(A); and (3) "material transfer agreements" and evaluation agreements entered into in the ordinary course of business consistent with past practice that are not otherwise required to be disclosed pursuant to any other subsection of this Section 4.01(i)(A)) and each Contract containing any material option or future material right in respect of any such Intellectual Property Rights;

            (xiii) each Contract to which the Company or any of its Subsidiaries is a party in respect of Leased Real Property; and

            (xiv) each Contract to which the Company or any of its Subsidiaries is a party containing any standstill provisions which in any material respect limits (1) the ability of any person to acquire the securities or assets of the Company or any of its Subsidiaries or (2) the ability of the Company or any of its Subsidiaries to acquire the securities or assets of any person.

          (B) The Company has made available to Parent a complete and correct copy of each of the Contracts referred to in Section 4.01(i)(A). Except as disclosed in the Filed Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Each Contract of the Company or any of its Subsidiaries that is required to be set forth on Section 4.01(i) of the

  Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents (a "Material Contract") is in full force and effect (except for those Contracts that have expired or have been terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or in default under the Material Contracts currently in effect, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. There has occurred no event giving to others (with or without notice or lapse of time or both) any right of termination, material amendment or cancellation of any Material Contract or any license thereunder.

          (j)    Permits; Compliance with Laws.    The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, "Permits"), including all Permits under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted. The execution and delivery of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated by the Transaction Agreements and compliance with the terms thereof could not reasonably be expected to, cause the revocation or cancellation of any material Permit. Each of the Company and its Subsidiaries is, and since January 1, 2005 has been, in compliance in all material respects with all applicable Laws and Judgments. Neither the Company nor any of its Subsidiaries has received any written communication during the past three (3) years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

          (k)    Environmental Matters.    (i) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (A) the assets, properties, businesses and operations of each of the Company and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries has obtained and is, and has been, operating in compliance with all Environmental Permits, and all such Environmental Permits are valid and in good standing, (C) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective predecessors, (D) there has been no Release of any Hazardous Material at, on, under or from any property or facility currently or formerly owned, leased or operated by the Company or any of its

  Subsidiaries or, to the knowledge of the Company, at any adjacent or off-site location, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claim the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law, and (E) to the knowledge of the Company, there are no facts, circumstances or conditions with respect to any of the current or former assets, properties, businesses or operations of the Company or its Subsidiaries that have resulted, or would reasonably be expected to result, in a violation of, or liability under, any Environmental Law.

          (ii) The term "Environmental Claim" means any administrative, regulatory or judicial action, suit, order, claim, demand, directive, Lien, investigation, proceeding or notice of noncompliance by or from any Governmental Entity or any other person alleging liability relating to or arising out of a Release of, or human exposure to, any Hazardous Material or the failure to comply with any Environmental Law or Environmental Permit. The term "Environmental Permit" means any permit, license, exemption, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses. The term "Environmental Law" means any Law or legally binding Contract relating to pollution, contamination or cleanup, protection or restoration of the environment or natural resources, or human health as it relates to the environment. The term "Hazardous Material" means any medical, biological or biohazardous material, including without limitation any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated medical waste, or any other chemical, substance, material or waste that is listed or defined as a "hazardous substance", "hazardous waste", "hazardous material", "extremely hazardous substance", "toxin", "pollutant", "contaminant" or terms of similar import under any applicable Environmental Law. The term "Release" means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

          (l)    Labor Relations.    There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or any such Subsidiary. Since January 1, 2005, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts, strikes, work stoppages, slowdowns or lockouts. There is no unfair labor practice charge or complaint or other proceeding pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. The Company is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company has not effectuated, and does not intend to effectuate, (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act")) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or (ii) a "mass layoff" (as defined in the WARN Act) affecting any single site of employment or facility of the Company; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, layoff or substantial cessation of industrial or commercial operations. The Company has complied in all material respects with any applicable Law with respect to the employment, discharge or layoff of any such employee, including the WARN Act and any comparable Law. No Company Personnel is primarily based outside of the United States.

          (m)    Employee Benefits.    (i) Section 4.01(m)(i)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each (A) "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (B) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a "Commonly Controlled Entity") for the benefit of any Company Personnel (each, a "Company Benefit Plan") in effect as of the date hereof. Section 4.01(m)(i)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of each written employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other written contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand (each, a "Company Benefit Agreement"). Except for the Company Benefit Plans and the Company Benefit Agreements, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, providing for employment, consulting or other services or any compensation or other benefits. With respect to each Company Benefit Plan and Company Benefit Agreement, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service (if any).

          (ii) Each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected to result in the revocation of such letter. None of the Company or any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there are no material investigations by any Governmental Entity with respect to, or termination proceedings or other material claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement. None of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of material penalties pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

          (iii) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan. No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980(B)(f) of the Code or analogous state Laws).

          (iv) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Offer or the Merger or any other transaction contemplated by the Transaction Agreements (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, except as required by any Law, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (C) result in any material breach or violation of, or default under, or limit the Company's right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement.

          (v) Section 4.01(m)(v)(1) of the Company Disclosure Schedule sets forth, with respect to each "disqualified individual" (as defined in Section 280G(c) of the Code) with respect to the Company that would reasonably be expected to receive any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), (A) such person's name, title and "base amount" (as defined in Section 280G(b)(3) of the Code) and (B) a calculation of the aggregate present value of the "parachute payments" (as defined in Section 280G(b)(2) of the Code) such person could receive (collectively, the "Specified Parachute Payments"). Other than the Specified Parachute Payments, no amount or other entitlement that could be received as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by the Transaction Agreements (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any disqualified individual with respect to the Company will constitute an excess parachute payment. Section 4.01(m)(v)(2) of the Company Disclosure Schedule sets forth the Company Personnel entitled to receive gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

          (vi) Each Company Benefit Plan and Company Benefit Agreement that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations and other guidance issued by the Internal Revenue Service thereunder.

          (vii) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to contribute to any Company Benefit Plan or Company Benefit Agreement covering employees primarily based outside of the United States.

          (n)    Taxes.    (i) The Company and each of its Subsidiaries has filed on a timely basis all tax returns (taking into account applicable extensions) that it was required to file, and all such tax returns were complete and accurate in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all material taxes that were due and payable by it, whether or not such taxes were shown as due and payable on any tax returns. The Company and each of its Subsidiaries is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns. The Company and each of its Subsidiaries (A) does not have any actual or potential material liability for any taxes of any person other than the Company and each of its Subsidiaries (I) under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of Federal, state, local or foreign Law), (II) as a transferee or successor, (III) pursuant to any contractual obligation or (IV) otherwise, and (B) is not a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement. All taxes that the Company and each of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected in all material respects and, to the extent required by Law, have been paid to the proper Governmental Entity.

          (ii) The Company and each of its Subsidiaries has made available to Parent for inspection (A) complete and correct copies of all tax returns of the Company and each of its Subsidiaries relating to taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (B) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company and each of its Subsidiaries relating to taxes for all taxable periods for which the statute of limitations has not yet expired. No tax return of the Company or any of its Subsidiaries is or has ever been under audit or examination by any taxing authority or Governmental Entity, and no examination or audit of any tax return of the Company or any of its Subsidiaries by any Governmental Entity has been threatened in writing or is pending. The Company and each of its Subsidiaries has not waived any statute of limitations with respect to taxes or agreed to extend the period for assessment or collection of any taxes.

          (iii) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local tax Laws) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Effective Time by reason of a change in method of accounting in any taxable period ending on or before the Effective Time or as a result of the transactions contemplated by the Transaction Agreements.

          (iv) The Company and each of its Subsidiaries has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by the Transaction Agreements.

          (v) The Company and each of its Subsidiaries has not engaged in any "reportable transaction" for purposes of Treasury Regulation Sections 1.6011-4(b) or Code Section 6111 or any analogous provision of foreign, state or local Law.

          (vi) No material Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due.

          (vii) Since January 1, 2003, no written claim has been made in writing by any Governmental Entities in a jurisdiction where the Company and each of its Subsidiaries do not file tax returns that any such entity is, or may be, subject to taxation by that jurisdiction.

          (viii) For purposes of this Agreement, (i) "taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (ii) "taxing authority" means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of taxes and (iii) "tax returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority or other Governmental Entity in connection with taxes.

          (o)    Title to Properties.    (i) Section 4.01(o)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a "Leased Real Property"). Neither the Company nor any of its Subsidiaries currently owns, or has previously owned, in fee any real property or interests in real property.

          (ii) Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted and as currently proposed by its management to be conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed by its management to be conducted.

          (p)    Intellectual Property.    (i) Subject to Sections 4.01(p)(ii), 4.01(p)(iii) and 4.01(p)(v), each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, inventions, trademarks, trademark rights, trade dress, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, trade secrets, software, technical know-how and other proprietary intellectual property rights, including any regulatory filings made in respect of any of the foregoing and data associated therewith, but excluding any commercial off-the-shelf software (collectively, "Intellectual Property Rights"), used in the research, clinical trial or development of, or required for the maintenance of, any of the Company's or its Subsidiaries' product candidates (whether or not such product candidates are under development) (collectively, the "Covered Product Candidates") or that are otherwise material to the conduct of the business of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted, in each case free and clear of all Liens (other than Liens that will be released as of the Closing or any Permitted Liens). Except as otherwise disclosed in Section 4.01(p)(i) of the Company Disclosure Schedule, the Company is not subject to any material restriction (whether contractual, legal or otherwise) on the use of any material Intellectual Property Rights which are owned by or licensed to the Company, no such material Intellectual Property Rights are subject to an obligation of assignment or license to any person, and there has occurred no event giving to others (with or without notice or lapse of time or both) the right to limit the use by the Company or any of its Subsidiaries of any such Intellectual Property Rights.

          (ii) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, is infringing or, upon commercialization of any Covered Product Candidate, will infringe (including with respect to the research, development, clinical testing, manufacture, use, license or sale by the Company or any of its Subsidiaries of Covered Product Candidates) the valid claim of any issued patent of any person in a material manner. To the knowledge of the Company, no person is infringing the valid claim of any issued patent of the Company or any of its Subsidiaries in a material manner.

          (iii) Except as disclosed in the Filed Company SEC Documents, no material claims are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries challenging the ownership or license rights of the Company or any of its Subsidiaries in any of their respective Intellectual Property Rights.

          (iv) Section 4.01(p)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all (A) patents and applications therefor that are owned (wholly or jointly) by or licensed to the Company or any of its Subsidiaries and (B) registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any) that are owned (wholly or jointly) by or licensed to the Company or any of its Subsidiaries. All patents and patent applications required to be listed in Section 4.01(p)(iv) of the Company Disclosure Schedule are either (I) owned (wholly or jointly) by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens (except for any Liens that will be released as of the Closing or any Permitted Liens) or (II) licensed to the Company or a Subsidiary of the Company free and clear (to the knowledge of the Company) of all Liens (except for any Liens that will be released as of the Closing or any Permitted Liens). Unless otherwise indicated in Section 4.01(p)(iv) of the Company Disclosure Schedule, each such patent, patent application, registered trademark, trademark application, domain name registration and copyright registration is wholly owned by the Company or any of its Subsidiaries. The patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Schedule that are owned (wholly or jointly) by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Company's knowledge) pending and have not been abandoned, and have been and continue to be prosecuted and maintained. All patents, registered trademarks and applications therefor owned (wholly or jointly) by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company's knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.01(p)(iv) of the Company Disclosure Schedule, all related necessary affidavits of continuing use have been (or, with respect to licenses, to the Company's knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to the Company's knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Section 4.01(p)(iv) of the Company Disclosure Schedule that are owned (wholly or jointly) by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Company's knowledge) expired or been declared invalid or unenforceable in whole or in part by any Governmental Entity, or been disclaimed. There are no material ongoing oppositions or cancellations or similar proceedings involving any of the trademarks or trademark applications required to be listed in Section 4.01(p)(iv) of the Company Disclosure Schedule and owned (wholly or jointly) by the Company or any of its Subsidiaries (or to the knowledge of the Company, licensed to the Company or any of its Subsidiaries). There are no material ongoing interferences, oppositions, reissues, reexaminations or similar proceedings involving any of the patents or patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Schedule and owned (wholly or jointly) by the Company or any of its Subsidiaries (or to the Company's knowledge, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States

  Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the knowledge of the Company, there are no published patents, patent applications, articles or other prior art references or other facts or circumstances that would reasonably be likely to adversely affect the validity or enforceability of any patent listed in Section 4.01(p)(iv) of the Company Disclosure Schedule in a material way, excluding any prior art disclosed to the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency before the application for any such patent was prosecuted. Each of the patents and patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Schedule that are owned (wholly or jointly) by the Company or any of its Subsidiaries and that were prosecuted by or on behalf of the Company or any of its Subsidiaries properly identifies (and to the knowledge of the Company, all other such patents and patent applications that are owned (wholly or jointly) by the Company or any of its Subsidiaries and all such patents and applications that are licensed to the Company or any of its Subsidiaries, in each case properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 4.01(p)(iv) of the Company Disclosure Schedule that are owned (wholly or jointly) by the Company or any of its Subsidiaries and that were prosecuted by or on behalf of the Company or any of its Subsidiaries has executed (and, to the knowledge of the Company, such inventors named on all other such patents and patent applications that are owned (wholly or jointly) by the Company or any of its Subsidiaries and such inventors named on all such patents and patent applications that are licensed to and material to the Company and its Subsidiaries, in each case have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company (or to a joint owner of such patent or application) or, in the case of licensed patents or patent applications, to the appropriate owners. To the knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

          (v) Section 4.01(p)(v) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights that (i) are used in the research, clinical trial or development of, or required for the maintenance or commercialization of, any Covered Product Candidate, and (ii) are granted (A) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)) or (B) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments), in each case other than non-disclosure or confidentiality agreements, "material transfer agreements", evaluation agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice. All material obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

          (vi) The Company and its affiliates have used reasonable efforts and taken commercially reasonable steps to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property and periodic training for employees of the Company and its Subsidiaries on the implementation of such policy; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries; making reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company or any of its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to exploit such trade secrets, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Each employee, contractor or consultant of the Company and its Subsidiaries who has proprietary knowledge of or information relating to the Intellectual Property Rights of the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement or agreements, substantially in the form(s) set forth in Section 4.01(p)(vi) of the Company Disclosure Schedule (or is otherwise subject to restrictions), restricting such person's right to use and disclose confidential information of the Company or any of its Subsidiaries and assigning to the Company or any of its Subsidiaries such person's right to any inventions or other Intellectual Property Rights developed in the course of such person's employment with the Company or such Subsidiary.

          (vii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by the Transaction Agreements and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien, other than Permitted Liens, in or upon, any Intellectual Property Right used in the research, clinical trial or development of, or required for the maintenance of, any Covered Product Candidate.

          (q)    Rule 14d-10 Matters.    All amounts payable to holders of Company Common Stock and other securities of the Company (the "Covered Securityholders") pursuant to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans and the Company Benefit Agreements (collectively, the "Arrangements"), (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") (each member of which is an "independent director" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an "Employment Compensation Arrangement") (1) each Company Stock Plan, (2) the treatment of the Company Stock Options and Company RSUs in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and Company Benefit Agreements, (3) the terms of Section 6.05 of this Agreement and (4) each other Company Benefit Plan and Company Benefit Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

          (r)    State Takeover Statutes.    Assuming the accuracy of the representations and warranties of Parent and Sub in Section 4.02(f), the approval by the Board of Directors of the Company of the Offer, the Merger and the transactions contemplated by the Transaction Agreements, as referred to in Section 4.01(d), constitutes the only action necessary to render inapplicable to the

  Transaction Agreements, the Offer, the Merger, the other transactions contemplated the Transaction Agreements, and compliance with the terms of the Transaction Agreements, the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to the Transaction Agreements, the Offer, the Merger, the other transactions contemplated by the Transaction Agreements, or compliance with the terms of the Transaction Agreements. No other state takeover or similar statute or regulation is applicable to the Transaction Agreements, the Offer, the Merger, the other transactions contemplated by the Transaction Agreements or compliance with the terms of the Transaction Agreements.

          (s)    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other person (other than Lazard Frères & Co. LLC), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transaction Agreements and the transactions contemplated thereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (t)    Opinion of Financial Advisor.    The Company has received the written opinion of Lazard Frères & Co. LLC in customary form to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, each of the Offer Price and the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a copy of which opinion has been, or will promptly be, delivered to Parent.

          (u)    Research, Development, Distribution, Marketing and Manufacturing Agreements.    (i) Section 4.01(u) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion, manufacturing or other commercial activities by the Company or any of its Subsidiaries or by third parties of (x) Covered Product Candidates, (y) products (including product candidates) of such third parties (whether or not such products or product candidates are commercially available or under development) or (z) the Intellectual Property Rights of the Company or any Subsidiary of the Company (collectively, all such Contracts, the "Specified Contracts"). The Company has made available to Parent a complete and accurate copy of each Specified Contract.

          (ii) Except as disclosed in Section 4.01(u) of the Company Disclosure Schedule, none of the Specified Contracts or any other Contract to which the Company or any of its Subsidiaries is a party (A) grants or obligates the Company or any Subsidiary of the Company to grant any material right to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any such product (or product candidate), patent or other Intellectual Property Right, (B) provides for the payment by the Company or any Subsidiary of the Company of any early termination fees in excess of $200,000 or (C) requires or obligates the Company or any Subsidiary of the Company to purchase specified minimum amounts of any drug product (or product candidate) or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Subsidiary of the Company.

          (v) Regulatory Compliance. (i) As to each product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured and/or tested by or on behalf of the Company or any of its

  Subsidiaries (each such product candidate, a "Biologic" or a "Drug"), each such Biologic or Drug is being or has been developed, manufactured and/or tested in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar foreign Laws, including those relating to investigational use, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) withdrawing the investigational new drug application ("IND") of any product candidate of the Company or any of its Subsidiaries, (B) placing any IND of the Company or any of its Subsidiaries on "clinical hold", (C) providing any material correspondence to the Company about any Drug or Biologic beyond the correspondence previously provided to Parent or (D) otherwise alleging any material violation by the Company or any of its Subsidiaries of any Laws or Judgments applicable to any Biologic or Drug.

          (ii) Complete and accurate copies of all material data of the Company, and all material correspondence with the FDA and foreign health authorities, with respect to each Biologic or Drug of the Company have been made available to Parent.

          (iii) As to each Biologic or Drug of the Company or any of its Subsidiaries for which an IND or similar state or foreign regulatory application has been granted, cleared, approved or allowed to go into effect, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws administered by the FDA or foreign health authorities.

          (iv) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the "Social Security Act"), or any similar Laws.

          (v) All scientific data and information provided by the Company or its Subsidiaries to the FDA or any other Governmental Entity or to Parent are true and accurate representations in all material respects of the research and any related activities conducted by the Company and its Subsidiaries, and none of these representations was false, misleading or inaccurate in any material respect when made.

          (vi) To the knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder or similar Laws, (b) the Social Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services or similar Laws or (c) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including Federal and state Laws pertaining to the Medicare and Medicaid programs, Federal, state and foreign Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and Federal, state and foreign Laws pertaining to contracting with the government and similar Laws.

          (w)    Insurance.    Section 4.01(w) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies. All material policies are with such deductibles and against such risks and losses as are customary for businesses in the Company's and its Subsidiaries' business, are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date hereof, will prior to the Closing Date be) paid, and no notice of cancellation or termination has been received with respect to any such policy. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five (5) years prior to the date hereof. There are no pending or, to the knowledge of the Company, threatened material claims under any insurance policy.

        SECTION 4.02.    Representations and Warranties of Parent and Sub.    Parent and Sub represent and warrant to the Company as follows:

          (a)    Organization.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

          (b)    Authority; Noncontravention.    Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the transactions contemplated by the Transaction Agreements. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements have been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company or the Specified Stockholders, as the case may be, constitute legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with their respective terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of the Transaction Agreements do not, and the consummation of the Offer, the Merger and the other transactions contemplated by the Transaction Agreement and compliance by

  Parent and Sub with the provisions of the Transaction Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Amended and Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements or (z) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of the Transaction Agreements by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements, except for (1) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of the Offer Documents, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under the Transaction Agreements or prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements.

          (c)    Information Supplied.    None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement) will, (A) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders or (B) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

          (d)    Interim Operations of Sub.    Sub was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Transaction Agreements and has engaged in no business other than in connection with the Offer, the Merger and the other transactions contemplated by the Transaction Agreements.

          (e)    Sufficiency of Funds.    Parent has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Offer Closing and the Effective Time, Parent will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be.

          (f)    Company Stock.    Neither Parent nor Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. As of the date hereof, neither Parent nor Sub owns (directly or indirectly, beneficially or of record), and neither Parent nor Sub is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (except as contemplated by the Transaction Agreements and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Sub).

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01.    Conduct of Business.    (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees and to preserve their assets and preserve their relationships with licensors, licensees, partners, customers, suppliers, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Schedule (with specific reference to the subsection of this Section 5.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options and Company RSUs, except pursuant to the forfeiture of Company Stock Options and Company RSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the tax withholding obligations of holders of Company Stock Options and Company RSUs, in each case in accordance with their terms as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries;

          (ii) issue, deliver or sell (including any CEFF Shares) or pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, "phantom" stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof; provided, however, that the Company may issue shares of Company Common Stock upon the exercise of the Company Warrant and Company Stock Options and rights under the Purchase Plan or the settlement of Company RSUs, in each case outstanding on the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement;

          (iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company's Subsidiaries, except as may be required by law or the rules and regulations of the SEC or NASDAQ;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any person or business or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales of used equipment in the ordinary course of business consistent with past practice and except for Permitted Liens incurred in the ordinary course of business consistent with past practice;

          (vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, and except for advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

          (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that are in excess of the budgeted amounts specified on Section 5.01(a)(vii) of the Company Disclosure Schedule;

          (viii) except as required by Law (including the rules of NASDAQ), (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (other than Transaction Claims) (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company's most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax or enter into any material closing agreement that would reasonably be expected to adversely affect Parent's tax liability, (C) waive, relinquish, release, grant, transfer or assign any right of material value or (D) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party; provided, however, that, except as otherwise provided in Section 6.03(c), the prior written consent of Parent shall not be required with respect to any of the actions set forth in this Section 5.01(a)(viii) taken in connection with or that relate to any Transaction Claims;

          (ix) except as required by any Law (including the rules of NASDAQ), enter into any Material Contract, modify or amend in any material respect any Material Contract, waive, release, assign or fail to exercise or pursue any material rights or claims under any Material Contract or accelerate, terminate or cancel any Material Contract;

          (x) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law (including the rules of NASDAQ) or as specifically required pursuant to this Agreement (and, in each case, only to the extent the Compensation Committee has duly approved (by vote of members of the Compensation Committee who have been determined by the Board of Directors of the Company to be "independent directors" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of such approval) the arrangements resulting from such action as Employment Compensation Arrangements and taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such arrangements), (A) adopt, enter into, establish, terminate, amend or modify any Company Benefit Plan or Company Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, other than the payment of earned compensation and the provision of benefits, in each case, as required by applicable Law, (C) except as permitted by the preceding clause (B), pay or provide to any Company Personnel any compensation or benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (D) grant or amend any awards under any Company Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (E) except as permitted by the preceding clause (B), grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, termination or similar compensation or benefits of, any Company Personnel, other than with respect to the payment of any severance, separation, retention, incentive compensation, termination or similar compensation to the extent required pursuant to Company Benefit Plans or Company Benefit Agreements with Company Personnel in effect as of the date of this Agreement or under applicable Law, (F) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, (G) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (H) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice or (I) hire any employee, officer or independent contractor or terminate the employment of any Company Personnel without prior notification to Parent;

          (xi) form any Subsidiary of the Company;

          (xii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements;

          (xiii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

          (xiv) write down any of its material assets, including any Intellectual Property Rights, or make any change in any material respect in any financial or tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board ("PCAOB") or applicable Law;

          (xv) except as required by GAAP, the SEC, PCAOB or applicable Law, engage in (A) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters or (B) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter);

          (xvi) knowingly take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property Rights of the Company and its Subsidiaries, taken as a whole, or disclose any confidential or proprietary information of the Company or any of its Subsidiaries other than pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

          (xvii) except for this Agreement, enter into (A) any Contract with any beneficial owner of any shares of Company Common Stock, or securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any shares of Company Common Stock, where such Contract provides for consideration payable to such beneficial owner or any of its affiliates as a result of the tender of the shares of Company Common Stock beneficially owned by such beneficial owner in the Offer or (B) any Contract with any person where the amount payable thereunder is calculated based on the number of shares of Company Common Stock tendered, or to be tendered, in the Offer by such person or any of its affiliates;

          (xviii) except as contemplated by this Agreement, amend the Rights Agreement, redeem the Company Rights or take any action with respect to, or make any determination under, the Rights Agreement; or

          (xix) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time:

            (i) The Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax.

            (ii) Except as required by applicable tax Law or with Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries will (a) make or change any material tax election, (b) file any material amended tax return, (c) agree to any material adjustment of any tax attribute, (d) change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for Federal income tax purposes, (e) file any claim for a material refund of taxes or (f) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment that would reasonably be expected to adversely affect Parent's tax liability.

            (iii) The Company and each of its Subsidiaries will retain all books, documents and records reasonably necessary for the preparation of tax returns.

            (iv) The Company shall deliver to Sub at or prior to the expiration of the Offer a certificate, in form and substance satisfactory to Sub, duly executed and acknowledged, certifying that the Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        SECTION 5.02.    No Solicitation.    (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its and its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, "Representatives") to, directly or indirectly (and it shall instruct, and cause each of its Subsidiaries to instruct, each such Representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal and (B) as promptly as practicable after the date hereof, request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last twelve (12) months for the purpose of evaluating a possible Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Offer Closing, the Company, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a material breach of this Section 5.02, may, and may permit and authorize its Subsidiaries and its and its Subsidiaries' Representatives to, in each case subject to compliance with Section 5.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms that are not materially less restrictive than those contained in each of the Confidentiality Agreement and the Standstill Agreement dated May 15, 2008 between Parent and the Company (as it may be amended from time to time, the "Standstill Agreement") and which need not restrict such person from making an unsolicited Takeover Proposal, provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any material violation of the restrictions set forth in this Section 5.02(a) by any Subsidiary of the Company or any of the Company's or its Subsidiaries' Representatives shall be deemed to be a material breach by the Company of this Section 5.02(a).

        For purposes of this Agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent fifteen percent (15%) or more of the total revenue or assets of the Company and its Subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly, hold the assets or businesses referred to in clause (i) above.

        For purposes of this Agreement, the term "Superior Proposal" means any bona fide written offer, which was not solicited after the date hereof and did not result from a material breach of Section 5.02(a), made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, (i) provides a higher value to the stockholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is not subject to any financing condition or financing contingency and (iii) is reasonably capable of being completed in a timely fashion, taking into account all financial, legal, regulatory and other aspects of such proposal.

        (b)   Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement, regarding the Offer or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve any Takeover Proposal, or propose the approval or adoption of any Takeover Proposal, or resolve or agree to take any such action, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Offer Closing, the Board of Directors of the Company may (x) effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law and (y) in response to a Superior Proposal, cause the Company to terminate this Agreement and concurrently with such termination, cause the Company to enter into an Acquisition Agreement and provided, further, that (1) the Board of Directors of the Company may not effect such an Adverse Recommendation Change and (2) no termination of this Agreement pursuant to this Section 5.02(b) may be made, in each case unless (A) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to (I) effect an Adverse Recommendation Change (an "Adverse

Recommendation Change Notice") or (II) terminate this Agreement pursuant to this Section 5.02(b) in response to a Superior Proposal (a "Superior Proposal Notice"), which notice shall, if the basis for the proposed action by the Board of Directors of the Company is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Board of Directors of the Company is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, and (B) Parent does not make, within five (5) business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and a financial advisor of national reputation), cause such events, facts and circumstances to no longer require the Board of Directors of the Company to effect an Adverse Recommendation Change to comply with its fiduciary duties or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. The Company agrees that, during the five (5) business day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 5.02(b), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms or any material change to other material terms of such Superior Proposal, as the case may be, occurring prior to the Company's effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 5.02(b) shall require the Company to provide to Parent a new Adverse Recommendation Change Notice or Superior Proposal Notice and a five (5) business day period and, in determining whether to effect an Adverse Recommendation Change or whether to terminate this Agreement pursuant to this Section 5.02(b), the Board of Directors of the Company shall take into account any such changes.

        (c)   In addition to the obligations of the Company set forth in Sections 5.02(a) and 5.02(b), the Company shall, as promptly as possible and in any event within one (1) business day after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates a Takeover Proposal or that the Company believes could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, once, and not more than once, each day at mutually agreeable times, the Company (or its outside counsel) shall (A) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal (to the extent such negotiations are permitted in accordance with Section 5.02(a)), the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written communications relating to any such Takeover Proposal, request or inquiry exchanged between the Company or any of its Representatives, on the one hand, and the person making a Takeover Proposal or any of its Representatives, on the other hand.

        (d)   Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure so to disclose is reasonably likely to result in a breach of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b) (it being understood that any accurate disclosure of factual information to the stockholders of the Company that is required to be made to such stockholders under applicable Federal securities Laws or other Laws shall not be considered an action prohibited by Section 5.02(b)).

        SECTION 5.03.    WARN Act Matters.    The Company shall provide any notices or payments due to any of the employees of the Company or any of its Subsidiaries, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable Law with respect to the employment, discharge or layoff of such employees, including the WARN Act and any comparable Law, and shall otherwise comply with any such Law with respect to any "plant closing" (as defined in the WARN Act), "mass layoff" (as defined in the WARN Act), substantial cessation of industrial or commercial operations or group termination or similar event affecting employees of the Company or any of its Subsidiaries and occurring on or after the date hereof. The Company shall notify Parent in writing prior to the Closing of all employees of the Company or any of its Subsidiaries whose employment has been terminated within the thirty (30) days prior to the Closing and the location of employment of each such employee prior to such termination.

ARTICLE VI

Additional Agreements

        SECTION 6.01.    Preparation of the Proxy Statement; Stockholders Meeting.    (a) If the adoption of this Agreement by the Company's stockholders is required by applicable Law, the Company shall, as promptly as practicable following the Offer Closing, prepare and file with the SEC the preliminary Proxy Statement. The Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after such filing. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

        (b)   If the adoption of this Agreement by the Company's stockholders is required by applicable Law, the Company shall, as promptly as reasonably practicable following the Offer Closing (or, with respect to calling, giving notice of, convening and holding a meeting of its stockholders, as soon as reasonably practicable following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date (which will be as promptly as reasonably practicable following the Offer Closing) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting"), for the purpose of obtaining the Stockholder Approval. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Sections 5.02(b) and 5.02(d), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Adverse Recommendation Change effected by the Board of Directors of the Company. Notwithstanding the foregoing, if Sub shall acquire at least ninety percent (90%) of the outstanding shares of the Company Common Stock, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders Meeting in accordance with Section 253 of the DGCL.

        (c)   Parent agrees to cause all shares of Company Common Stock acquired pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the Stockholder Approval.

        SECTION 6.02.    Access to Information; Confidentiality.    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's Representatives full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries (and access to personnel records will be provided only if authorized by the specific employees), and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of Ernst & Young LLP); provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records (if access to such personnel records is authorized by the specific employees) and such other information concerning the Company Personnel as Parent may reasonably request (provided such review is permitted by applicable Law). No investigation by Parent or any of its Representatives and no other receipt of information by Parent or any of its Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement and the Standstill Agreement and shall otherwise comply with the Confidentiality Agreement and Standstill Agreement with respect to such information.

        SECTION 6.03.    Reasonable Best Efforts; Consultation and Notice.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Transaction Agreements, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Exhibit A and Article VII, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of the Transaction Agreements, the Offer, the Merger or the other transactions contemplated by the Transaction Agreements, (iv) coordinating with the other party in preparing and exchanging such information and promptly providing the other party with copies of all presentations, submissions or other supplemental information drafted by a party in connection with a request by a Governmental Entity, (v) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or other person and (vi) to the extent commercially reasonable in light of the circumstances, the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Transaction Agreements, the Offer, the Merger or the other transactions contemplated by the Transaction Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Agreements or any of the Offer, the Merger and the other transactions contemplated by the Transaction Agreements, use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. The Company and Parent shall provide to each other such assistance, information and cooperation as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

        (b)   (i) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

          (A)  any breach, or the occurrence of any matter or event that, individually or in the aggregate, could reasonably be expected to result in any breach, of any representation and warranty of the Company set forth in this Agreement or the failure, or the occurrence of any matter or event that, individually or in the aggregate, could reasonably be expected to result in the failure, of the Company to perform any obligation required to be performed by it under this Agreement, in each case to the extent that such breach or failure to perform would reasonably be expected to result in the failure of a condition set forth in paragraph (ii) of Exhibit A to be satisfied upon the expiration of the Offer;

          (B)  any notice or other communication from any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by the Transaction Agreements, and a copy of any such notice or communication shall be furnished to Parent together with the Company's written notice;

          (C)  any filing made by the Company with any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by the Transaction Agreements, and a copy of any such filing shall be furnished to Parent together with the Company's written notice; and

          (D)  any actions, suits, claims, proceedings or litigations commenced or threatened that relate to the consummation of the Offer, the Merger, the Transaction Agreements or any of the other transactions contemplated by the Transaction Agreements (collectively, "Transaction Claims") of which the Company has knowledge;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement (including with respect to the Offer). Neither the failure of the Company to deliver any notice required pursuant to this Section 6.03(b)(i) nor any delay in the delivery of any such notice shall be considered in determining whether the Offer Condition set forth in paragraph (ii) of Exhibit A has been satisfied or whether the termination right set forth in Section 8.01(e) is available to Parent.

        (ii)   Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement that is qualified as to materiality becoming untrue or any such representation or warranty that is not so qualified becoming untrue in any material respect or (B) the failure of Parent or Sub to perform in any material respect any obligation to be performed by such party under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Neither the failure of Parent to deliver any notice required pursuant to this Section 6.03(b)(ii) nor any delay in the delivery of any such notice shall be considered in determining whether the termination right set forth in Section 8.01(f) is available to the Company.

        (c)   Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Transaction Claims against the Company and/or its directors and will obtain the prior written consent of Parent prior to settling or satisfying any such Transaction Claim, it being understood and agreed that the Company shall control such defense and that this Section 6.03(c) shall in no event give Parent the right to direct such defense.

        SECTION 6.04.    Equity Awards.    (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans and the Purchase Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

          (i)    adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that the Company Stock Options will become fully vested and exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the Company Stock Plans, and, at the Effective Time, each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled, with the holder of such Company Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (whether vested or unvested), which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

          (ii)   at the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the Merger Consideration multiplied by the maximum number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

          (iii)  with respect to the Purchase Plan, (A) participation shall be limited to those employees who are participants on the date of this Agreement; (B) except to the extent necessary to maintain the status of the Purchase Plan as an "employee stock purchased plan" within the meaning of Section 423(b) of the Code and the Treasury Regulations thereunder, such participants shall not be permitted to increase the rate of their payroll deductions or purchase elections from those in effect on the date of this Agreement; (C) no Offering Period (as defined in the Purchase Plan) shall be commenced after the date of this Agreement; (D) if the day immediately prior to the Effective Time (the "New Exercise Date") occurs prior to the first Exercise Date (as defined in the Purchase Plan) following the date of this Agreement, each purchase right under the Purchase Plan outstanding on the New Exercise Date shall be automatically exercised by applying the payroll deductions of each then-current participant in the Purchase Plan for the then-current Offering Period in effect under the Purchase Plan to the purchase of whole shares of Company Common Stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at a purchase price per share equal to eighty five percent (85%) of the lower of (i) the Fair Market Value (as defined in the Purchase Plan) per share of Company Common Stock on the Enrollment Date (as defined in the Purchase Plan) and (ii) the Fair Market Value per share of Company Common Stock on the New Exercise Date; and (E) the Purchase Plan shall terminate, effective upon the earlier of the first exercise date following the date of this Agreement and the New Exercise Date, but subsequent to the exercise of purchase rights pursuant to clause (D) above.

        (b)   All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest.

        (c)   The Company shall ensure, prior to the Effective Time, that following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Company Stock Options, Company RSUs or any other interests in respect of any capital stock (including any "phantom" stock or stock appreciation rights) of the Company, the Surviving Corporation or their Subsidiaries.

        (d)   The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 6.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

        SECTION 6.05.    Indemnification, Exculpation and Insurance.    (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company (in each case as in effect on the date of this Agreement or as amended or entered into prior to the Effective Time with the consent of Parent) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (b)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05.

        (c)   From the Offer Closing through the sixth (6th) anniversary of the Effective Time (such period, the "Tail Period"), Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that in no event shall Parent be required to pay in any one (1) year during the Tail Period premiums for insurance under this Section 6.05(c) that in the aggregate exceed one-hundred fifty percent (150%) of the aggregate premiums paid by the Company in 2007 for such purpose (which aggregate premiums for 2007 are hereby represented and warranted by the Company to be $215,000), it being understood that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire Tail Period, as may be obtained for such one-hundred fifty percent (150%) amount; provided further that Parent may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.05(c) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or "tail") directors' and officers' liability insurance policy at Parent's expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.05(c).

        (d)   The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

        SECTION 6.06.    Fees and Expenses.    (a) Except as expressly set forth in this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Stockholder Agreement (as between the Company, on the one hand, and Parent and Sub, on the other hand), the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreement, as the case may be, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

        (b)   In the event that (i) a Takeover Proposal has been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) and (B) prior to the date that is eighteen (18) months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 6.06(b)(i)(B), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(a) except that all references to fifteen percent (15%) shall be deemed references to thirty five percent (35%)) or (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.01(c) or 8.01(d) or (B) by the Company pursuant to Section 8.01(g), then, in each such case, the Company shall pay Parent a fee equal to $7,200,000 (the "Termination Fee") by wire transfer of same-day funds to an account designated by Parent (x) in the case of a payment as a result of any event referred to in Section 6.06(b)(i)(B), no later than the first to occur of such events, (y) in the case of a termination by Parent pursuant to Section 8.01(c) or 8.01(d), within three (3) business days after such termination, and (z) in the case of a termination by the Company pursuant to Section 8.01(g), the date of termination of this Agreement.

        (c)   The Company acknowledges that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by the Transaction Agreements, and that, without these agreements, Parent would not have entered into the Transaction Agreements. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 6.06(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 6.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 6.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        SECTION 6.07.    Public Announcements.    The parties agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Agreements shall be in the form heretofore agreed to by the parties. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

        SECTION 6.08.    Sub Compliance.    Parent shall cause Sub to comply with all of Sub's obligations under this Agreement and Sub shall not engage in any activities of any nature except as provided in or contemplated by the Transaction Agreements.

        SECTION 6.09.    Directors.    (a) Following the Offer Closing, Parent or Sub shall be entitled to designate, from time to time, such number of members of the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) the number of shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent (including shares of Company Common Stock accepted for payment and paid for pursuant to the Offer) bears to (ii) the number of shares of the Company Common Stock then outstanding; provided, however, that in no event shall Parent or Sub be entitled to designate any directors to serve on the Company's Board of Directors unless the number of shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent shall equal at least a majority of the voting power of the then-outstanding shares of Company Common Stock. The Company shall take all action reasonably requested by Parent necessary to effect any such election or appointment, including (A) increasing the size of the Board of Directors of the Company and (B) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and NASDAQ Rules 4350(c) and 4350(d)(2)). The Company shall mail to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9 (provided that Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent's officers, directors and affiliates).

        (b)   Following the election or appointment of Parent's or Sub's designees pursuant to Section 6.09(a) and prior to the Effective Time, the affirmative vote of a majority of the Parent Independent Directors then in office shall be required for (i) the Company to consent (a) to amend or terminate this Agreement, (b) to waive any of the Company's rights or remedies under this Agreement or (c) to extend the time for the performance of any of the obligations or other acts of Parent or Sub or (ii) any withdrawal, modification, amendment or qualification by the Company's Board of Directors of the recommendation described in Section 4.01(d). For purposes of this Agreement, a "Parent Independent Director" shall mean a member of the Company's Board of Directors that (i) would be an "independent director" of Parent within the meaning of NASDAQ Rule 4200(a)(15) if such director were then serving as a member of Parent's Board of Directors and (ii) does not otherwise have a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        SECTION 6.10.    Rule 14d-10 Matters.    Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which shall be an "independent director" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

        SECTION 6.11.    Rights Agreement.    The Company and its Board of Directors shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the Transaction Agreements, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements.

        SECTION 6.12.    Company Benefit Plan Matters.    As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to terminate the Company's 401(k) plan effective prior to the Closing Date and to deliver to Parent prior to the Closing evidence acceptable to Parent of such termination of the Company's 401(k) plan. Following the date of this Agreement, the Company and Parent or Sub shall cooperate with respect to any notices or filings to any Governmental Entity, trustee, third party administrator or any other person required under any Company Benefit Plan or any Company Benefit Agreement or required to be provided to any Company Personnel.

ARTICLE VII

Conditions Precedent

        SECTION 7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Stockholder Approval shall have been obtained if required by applicable Law.

          (b)    Antitrust.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

          (c)    No Injunctions or Legal Restraints.    No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect.

          (d)    Purchase of Company Common Stock in the Offer.    Sub shall have previously accepted for payment and paid for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01.    Termination.    This Agreement may be terminated, and the transactions contemplated by the Transaction Agreements may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 8.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.01 pursuant to which such termination is effected:

        (a)   subject to Section 6.09(b), by mutual written consent of Parent, Sub and the Company;

        (b)   by either Parent or the Company, if:

          (i)    the Offer Closing shall not have occurred prior to August 28, 2008 (the "Termination Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer Closing to occur prior to such date and such action or failure to act constitutes a breach of this Agreement, provided further that, if on the Termination Date, the conditions of the Offer set forth in paragraphs (b) and/or (i) and/or (iii) and/or (iv) of Exhibit A shall not have been fulfilled but all other conditions of the Offer set forth on Exhibit A shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to November 28, 2008; or

          (ii)   any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable;

        (c)   prior to the Offer Closing, by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

        (d)   prior to the Offer Closing, by Parent, in the event the Board of Directors of the Company fails to publicly reaffirm its recommendation of the Offer within five (5) business days of a written request by Parent for such reaffirmation;

        (e)   prior to the Offer Closing, by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (ii) of Exhibit A and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten (10) business days after its receipt of written notice thereof from Parent and use its commercially reasonable efforts to pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (A) or (B) of paragraph (iii) of Exhibit A shall be in effect and shall have become final and nonappealable;

        (f)    prior to the Offer Closing, by the Company, if (i) the representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality are not true and correct (as so qualified), and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified are not true and correct in all material respects, in each case as of the date of this Agreement and as of the Offer Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, or (ii) Parent or Sub shall have failed to perform in all material respects all obligations required to be performed by them under this Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform is incapable of being cured by Parent or Sub by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and Sub do not commence to cure such breach or failure within ten (10) business days after their receipt of written notice thereof from the Company use its commercially reasonable efforts to pursue such cure thereafter; or

        (g)   by the Company in accordance with the terms and subject to the conditions of Section 5.02(b).

        SECTION 8.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, except that (a) the provisions of Section 4.01(s), the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX shall survive such termination and (b) the termination of this Agreement and/or any other agreement between the parties or any payment of the Termination Fee pursuant to Section 6.06(b) shall not relieve any party hereto from any liability for any material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 8.03.    Amendment.    Subject to Section 6.09(b), this Agreement may be amended by the parties hereto at any time, whether before or after the Offer Closing shall have occurred or the Stockholder Approval, if required by applicable Law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 8.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties may, subject to Section 6.09(b), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02.    Notices.    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 9.02):

  if to Parent or Sub, to:

  Bristol-Myers Squibb Company
  345 Park Avenue
  New York, NY 10154-0037
  Facsimile: (212) 546-9562
  Attention: General Counsel

  with a copy to:

  Bristol-Myers Squibb Company
  Route 706 and Province Line Road
  Princeton, NJ 08543-4000
  Facsimile: (609) 252-7680
  Attention: Vice President, Corporate Development

  and with a copy to:

  Cravath, Swaine & Moore LLP
  Worldwide Plaza
  825 Eighth Avenue
  New York, NY 10019
  Facsimile: (212) 474-3700

  Attention: Susan Webster, Esq.
                    Ronald Cami, Esq.

  if to the Company, to:

  with a copy to:

  Kosan Biosciences Incorporated
  3832 Bay Center Place
  Hayward, CA 94545
  Telephone: (510) 731-5254
  Facsimile: (510) 731-5121
  Attention: General Counsel

  Cooley Godward Kronish LLP
  Five Palo Alto Square
  3000 El Camino Real
  Palo Alto, CA 94306
  Facsimile: (650) 849-7400

  Attention: Suzanne Sawochka Hooper, Esq.
                    Chadwick L. Mills, Esq.

        SECTION 9.03.    Definitions.    For purposes of this Agreement:

          (a)   "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

          (b)   "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York;

          (c)   as it relates to the Company, "knowledge" means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of the Company serving in such capacity as of the date hereof;

          (d)   "Material Adverse Effect" on or with respect to the Company means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an "Event") that, individually or in the aggregate, (i) would reasonably be expected to result in a material adverse effect on the business (including on the development of the Covered Product Candidates, including clinical and/or regulatory Events), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially impede or materially delay the consummation by the Company of the Offer, the Merger or the other transactions contemplated by the Transaction Agreements; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (A) any Events generally affecting (I) the industry in which the Company primarily operates to the extent they do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates or (II) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (C) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company); (D) any Events readily apparent from any matters or circumstances disclosed in or incorporated by reference into the Company Disclosure Schedule (excluding, in the case of Filed Company SEC Documents incorporated by reference into the Company Disclosure Schedule, any disclosures set forth in any risk factor section or in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature); (E) any Events resulting from or arising out of any change in GAAP or changes in applicable Law (including the rules of NASDAQ); (F) any Events (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by the Transaction Agreements; and (G) any Events arising from or otherwise relating to any action taken by the Company with Parent's consent or that is required by this Agreement;

          (e)   "person" means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;

          (f)    a "Subsidiary" of any person shall mean any other person (i) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists; and

          (g)   there shall be an "Uncured Inaccuracy" in a representation or warranty of the Company contained in this Agreement as of a particular date only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date to the extent that the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if any representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be an Uncured Inaccuracy in such representation or warranty except to the extent that such representation or warranty shall have been inaccurate as of such date and the inaccuracy in such representation or warranty shall not have been cured since such date.

        SECTION 9.04.    Exhibits and Schedules; Interpretation.    The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms "include", "includes" and "including" shall be deemed followed by the words "without limitation". The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". Whenever the words "provided to Parent," "delivered to Parent" or similar words are used in this Agreement, such words shall include making documents available to Parent in the electronic data room maintained by the Company through IntraLinks, Inc. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        SECTION 9.05.    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.06.    Entire Agreement; No Third-Party Beneficiaries.    The Transaction Agreements (a) together with the Exhibits hereto and the Company Disclosure Schedule, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Transaction Agreements, except for the Confidentiality Agreement and the Standstill Agreement, and (b) except for the provisions of Section 6.05, are not intended to confer upon any person other than the parties thereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

        SECTION 9.07.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

        SECTION 9.08.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        SECTION 9.09.    Consent to Jurisdiction; Service of Process; Venue.    Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of the Transaction Agreements or any transaction contemplated by the Transaction Agreements (and agrees that no such action, suit or proceeding relating to the Transaction Agreements shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated by the Transaction Agreements in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        SECTION 9.10.    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with the Transaction Agreements. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

        SECTION 9.11.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

        SECTION 9.12.    Consents and Approvals.    For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

        SECTION 9.13.    Severability.    If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

        SECTION 9.14.    Obligation of Parent.    Parent shall ensure that each of Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Sub and the Surviving Corporation under this Agreement.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY
by	/s/ JEREMY LEVIN
Name: Dr. Jeremy Levin Title: Senior Vice President, External Science
KB ACQUISITION CORP.
by	/s/ JEREMY LEVIN
Name: Dr. Jeremy Levin Title: President
KOSAN BIOSCIENCES INCORPORATED
by	/s/ HELEN S. KIM
Name: Helen S. Kim Title: Present, CEO

EXHIBIT A

CONDITIONS OF THE OFFER

        Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless:

        (a) there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may have been extended pursuant to Section 1.01 of this Agreement) that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its affiliates, would represent at least a majority of the outstanding shares of Company Common Stock (determined on a fully diluted basis for all outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock on the date of determination) (the "Minimum Tender Condition");

        (b) any waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall have been terminated or shall have expired;

        (c) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that none of the matters set forth in paragraphs (ii) and (v) below shall have occurred.

        Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock tendered pursuant to the Offer if, upon the expiration of the Offer (as it may have been extended pursuant to Section 1.01(a) of this Agreement) and before acceptance of such shares of Company Common Stock for payment, any of the following conditions exists and is continuing and has not resulted directly or indirectly from any breach by Parent or Sub of the Agreement:

          (i) there shall be in effect any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger; provided, however, that prior to invoking this provision, each party shall use its commercially reasonable efforts to have any such Legal Restraint lifted;

          (ii) (A) there shall be (I) any Uncured Inaccuracy in one or more of the representations and warranties of the Company contained in Sections 4.01(c)(i)-(iii), 4.01(c)(iv) (except for the first, second and fifth sentences thereof), 4.01(c)(vi), 4.01(d) (except for the fifth and sixth sentences thereof), 4.01(p), 4.01(q) and 4.01(r) of this Agreement (collectively, the "Company Specified Representations") that are qualified as to materiality or Material Adverse Effect or any material Uncured Inaccuracy in any other Company Specified Representation or (II) any Uncured Inaccuracy in one or more of the representations and warranties of the Company contained in the Agreement other than the Company Specified Representations (as such other representations and warranties would read, solely for purpose of this clause II, without any qualifications as to materiality or Material Adverse Effect included therein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or (B) the Company shall have failed to perform in all material respects all obligations required to be performed by it under this Agreement at or prior to the expiration of the Offer;

          (iii) there shall be pending any suit, claim, action, investigation or proceeding brought or threatened by any Governmental Entity (A) challenging or seeking to restrain or prohibit the acceptance for payment of shares of Company Common Stock tendered pursuant to the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (B) seeking to prohibit or impose any material limitations on Parent's or Sub's ownership or operation of the Company or any material portion of its business or assets;

          (iv) there shall be in effect any Legal Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (A) or (B) of paragraph (iii) above;

          (v) since the date of this Agreement, a Material Adverse Effect on or with respect to the Company shall have occurred; or

          (vi) this Agreement shall have been validly terminated in accordance with its terms.

        The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate and/or modify the Offer pursuant to the terms of this Agreement.

        The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time, in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

2

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

        The name of the corporation (hereinafter called the "Corporation") is [NAME OF CORPORATION].

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.001 per share.

ARTICLE V

        The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

        In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

        Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

        To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

        Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

LIST OF OMITTED SCHEDULES

Company Disclosure Schedule
Section 4.01(b)	Subsidiaries
Section 4.01(c)	Capital Structure
Section 4.01(e)	Company SEC Documents
Section 4.01(g)	Absence of Certain Changes or Events
Section 4.01(i)	Contracts
Section 4.01(j)	Permits; Compliance with Laws
Section 4.01(l)	Labor Relations
Section 4.01(m)	Employee Benefits
Section 4.01(o)	Title to Properties
Section 4.01(p)	Intellectual Property
Section 4.01(u)	Research, Development, Distribution, Marketing and Manufacturing Agreements
Section 4.01(v)	Regulatory Compliance
Section 4.01(w)	Insurance
Section 5.01(a)	Conduct of Business by the Company

The above schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.

QuickLinks

TABLE OF CONTENTS
ARTICLE I The Offer
ARTICLE II The Merger
ARTICLE III Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE IV Representations and Warranties
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination, Amendment and Waiver
ARTICLE IX General Provisions
GLOSSARY
ARTICLE I The Offer
ARTICLE II The Merger
ARTICLE III Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE IV Representations and Warranties
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination, Amendment and Waiver
ARTICLE IX General Provisions
  EXHIBIT A
  EXHIBIT B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
LIST OF OMITTED SCHEDULES